UNITED   STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 24, 2009

CHINA SHENGHUO PHARMACEUTICAL HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction   of Incorporation)

001-33537	20-2903562
(Commission File Number)	(IRS Employer Identification No.)

No. 2, Jing You Road
Kunming National Economy &
Technology Developing District
People’s Republic of China 650217	N/A
(Address of Principal Executive Offices)	(Zip Code)

0086-871-728-2628

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Officer

On August 24, 2009, China Shenghuo Pharmaceutical Holdings, Inc. (the “Company”) accepted the resignation of Wendy Fu as the Company’s Chief Financial Officer and appointed Chuanxiang Huang as the Chief Financial Officer of the Company effective immediately. Mr. Huang joined the Company on May 25, 2009 as a senior member of the Company’s financial department pursuant to a three-year contract that extends through May 31, 2012.

Mr. Huang has served as the director of accounting for PRC-based companies for the past 10 years. Mr. Huang served as the Director of the Financial Department of the Company from May 2009 until his appointment as Chief Financial Officer, during which time he was responsible for analyzing and reviewing the Company’s financial statements, income and expense accounts. From May 2005 to May 2009, Mr. Huang served as the Director of the Financial Department of Yunnan Zhongheng Group, a diversified holding company with interests in real estate, chemicals, concrete, cosmetics and hotels, where he was responsible for financial planning and management, audits and tax planning. From October 2002 to May 2005, Mr. Huang served as the Director of the Financial Department of Xiantao Hongxiang Nonwoven Co., Ltd., a manufacturer of disposable nonwoven and plastic products for use in the healthcare, pharmaceutical and electronics industries, where he directed financial statement preparation, financial analysis, audits and tax planning. Mr. Huang has also served as the Director of the Financial Department for Wuhan Hear K Group. Mr. Huang, age 41, earned a Bachelor of Sciences degree in Economic Management from Wuhan Zhongnan University of Economics and Law, Hubei Province, and has been a licensed Chinese CPA since 2003 and a Chinese Semi-Senior Accountant since 2000.

Huang Employment Agreement

In connection with his original employment as the Director of the Financial Department of the Company in May 2009, Mr. Huang entered into an employment agreement (the “Huang Agreement”) with the Company for a three year term beginning on May 25, 2009. Mr. Huang is not entering into a new employment contract in connection with his appointment as Chief Financial Officer. The Huang Agreement does not discriminate in scope, terms or operation in favor of executive officers and is generally available to all salaried employees.

Pursuant to the Huang Agreement, Mr. Huang will be entitled to annual base compensation of RMB 72,000 (approximately $10,500), with any increase in base compensation to be set by the Board of Directors and/or the Chief Executive Officer from time to time as determined by the Board of Directors and/or the Chief Executive Officer. In connection with his appointment as Chief Financial Officer, Mr. Huang is also eligible to receive annual incentive cash compensation up to RMB 48,000 (approximately $7,000) based on his performance, with the actual amount to be determined by the Board of Directors and/or the Chief Executive Officer. The Huang Agreement does not provide for the issuance to Mr. Huang of any stock of the Company or the grant of any options to purchase stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA SHENGHUO PHARMACEUTICAL HOLDINGS, INC.

Date: August 28, 2009

	By:	/s/ Gui Hua Lan
	Name:	Gui Hua Lan
	Title:	Chief Executive Officer